Exhibit 99.1
Press Release

Release Date:	July 31, 2015	Contact: Thomas A. Vento -
	At 4:30 p.m. EST	Chief Executive Officer
Joseph R. Corrato -
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES THIRD QUARTER FISCAL 2015 RESULTS

Philadelphia, Pennsylvania (July 31, 2015) –Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Savings Bank (the "Bank"), today reported net income of $47,000, or $0.01 per basic and diluted share, for the quarter ended June 30, 2015 as compared to $521,000, or $0.06 per basic and diluted share, for the same quarter in 2014.  For the nine months ended June 30, 2015, the Company recognized net income of $2.2 million or $0.26 per basic and diluted share, as compared to net income of $1.4 million, or $0.15 per basic and diluted share, for the comparable period in fiscal 2014. Profitability for the three month period ended June 30, 2015 primarily reflected the $231,000 gain recognized on the sale of the Snyder branch office.  With regards to the nine month period ended June 30, 2015, the Company recorded an aggregate gain of $2.0 million from the sale of two branch offices as well as a $138,000 gain on the sale of a SBA loan, partially offset by a provision for loan losses of $585,000.

Tom Vento, Chairman and Chief Executive Officer, stated "We continued our efforts to enhance shareholder value during the third quarter of fiscal 2015 by purchasing an additional 385,257 shares of common stock which brings the total shares repurchased pursuant to our previously announced initial stock repurchase program as of June 30, 2015 to 694,871 at an average price of $12.74." Joe Corrato, President, added, "We also announced earlier in July the adoption of our second stock repurchase program covering 850,000 shares.  In addition, in light of our strong capital position, the Company paid a special dividend of $0.15 per outstanding common share during June 2015 in addition to our regular quarterly dividend of $0.03."   "Notwithstanding the positive developments with regard to our capital management strategies, the Board and management are disappointed with the Company's recent core operating results and are committed to returning the Company to its historical level of profitability," stated Mr. Vento.  He went on to say, "In that regard, the Company is considering a number of initiatives to achieve such goal but the results of such steps will take several quarters to achieve."

At June 30, 2015, the Company had total assets of $503.8 million, as compared to $525.5 million at September 30, 2014, a decrease of 4.3%. The decline in total assets was primarily due to the reduction of cash and cash equivalents in large part due to deposit withdrawals of higher costing certificates of deposit as part of the Company's asset/liability management combined with funding the Company's current stock repurchase program.  Cash and cash equivalents decreased $25.1 million to $20.3 million at June 30, 2015, compared to $45.4 million at September 30, 2014. Loans receivable decreased to $317.5 million at June 30, 2015 from $321.1 million at September 30, 2014.  Loans receivable declined primarily due to a $16.1 million reduction in one-to four-family residential mortgage loans partially offset by increases in commercial real estate and construction and land development loans (net of loans in process) of $9.3 million and $6.5 million, respectively, which generally have higher yields and shorter terms.  These loans are secured by properties located within our immediate market area. Investment securities classified as available-for-sale increased by $19.2 million to $77.0 million as of June 30, 2015 primarily due to the purchase of GNMA-

guaranteed mortgage-backed securities aggregating $22.8 million. Investment securities classified held-to-maturity declined approximately $10.9 million to $70.0 million as of June 30, 2015 primarily due to four U.S. government agency bonds aggregating $9.0 million being called during the nine months ended June 30, 2015.

Total liabilities decreased by $14.3 million to $381.8 million at June 30, 2015 from $396.1 million at September 30, 2014, a 3.6% decline. Total deposits decreased $14.9 million primarily due to a $9.2 million decline in certificates of deposit combined with a $4.7 million decrease in money market and checking accounts. Advances from borrowers for taxes and insurance (commonly known as "escrow" accounts) increased $1.6 million to $2.8 million at June 30, 2015 from $1.2 million at September 30, 2015 as balances increased primarily in anticipation of the payment of real estate taxes on behalf of borrowers in August 2015.

Total stockholders' equity decreased by $7.4 million to $122.0 million at June 30, 2015 from $129.4 million at September 30, 2014. The decrease was primarily due to the $8.9 million expended in connection with the Company's announced initial stock repurchase program and to a lesser degree the declaration of approximately $2.1 million in cash dividends.  The decrease was partially offset by $2.2 million in net income during the nine months ended June 30, 2015, $1.0 million related to the Company's employee stock ownership plan and its equity incentive plans along with a $298,000 after-tax increase in the fair value of the available-for-sale securities portfolio.

For the three months ended June 30, 2015, net interest income was $3.2 million as compared to $3.3 million for the same period in 2014, a slight decrease of $106,000. The decrease reflected an $81,000 or 2.0% decrease in interest income combined with a slight increase of $25,000 or 3.0% in interest paid on deposits and borrowings.  The decrease in interest income primarily resulted from a 5 basis point decrease to 3.31% in the weighted average yield earned on interest-earning assets for the June 2015 quarter combined with a modest 2.0% decrease in the average balance of interest-earning assets.  Also contributing to the decrease in net interest income was a small increase of approximately $748,000 in the average balance of deposits and borrowings for three months ended June 30, 2015, as compared to the same quarter in 2014, combined with a 3 basis point increase in the cost of funds.

For the nine months ended June 30, 2015, net interest income increased $269,000 or 2.8% to $10.0 million as compared to $9.7 million for the same period in 2014. Interest income increased $309,000 or 2.5%, partially offset by a $40,000 or 1.6% increase in interest expense.  The increase in interest expense resulted primarily from a 2 basis point increase to 0.91% in the weighted average rate paid on interest-bearing liabilities resulting in large part from an increase in the average balance outstanding of certificates of deposit when comparing the nine month periods ended June 30, 2015 and 2014.  The increase in interest income resulted from an 11 basis point increase to 3.37% in the weighted average yield earned on interest-earning assets partially offset by a $5.3 million or 1.1% decrease to $499.4 million in the average balance of interest-earning assets for the nine months ended June 30, 2015 as compared to the same period in fiscal 2014.  The increase in the weighted average yield earned reflected the effect of current market rates on newly originated and adjustable-rate loans as well as on investment securities.

For the three months ended June 30, 2015, the net interest margin was 2.62% compared to 2.69% for the same period in fiscal 2014. The seven basis point decrease was primarily due to lower level of earning assets along with a lower yield in the 2015 quarter. For the nine months ended June 30, 2015, the net interest margin was 2.67% as compared to 2.57% for the same period in fiscal

2014 primarily due to the Company earning a higher weighted average yield on earning assets from the reinvestment of cash and cash equivalents into loans and investment securities.

The Company established provisions for loan losses of $210,000 and $585,000 during the three and nine months ended June 30, 2015, respectively, primarily due to the increase in the level of commercial real estate and construction loans outstanding as well as to charge-offs incurred during the second and third quarters of fiscal 2015 combined with the classification of an entire large loan relationship as non-performing. No provision expense was recorded during the comparable periods in fiscal 2014.  During the quarter ended June 30, 2015, the Company recorded charge-offs totaling $126,000 and a recovery of $1,000 and recorded charge-offs totaling $338,000 and a recovery of $1,000 for the nine month period ended June 30, 2015.   The Company believes that the allowance for loan losses at June 30, 2015 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

At June 30, 2015, the Company's non-performing assets totaled $15.5 million or 3.1% of total assets as compared to $6.2 million or 1.2% of total assets at September 30, 2014. The increase was primarily due to the placement on non-accrual during the quarter ended March 31, 2015 of the Company's largest lending relationship, which consists of nine loans aggregating $9.4 million including four construction loans aggregating $8.0 million.  The relationship was classified as non-performing during the second quarter of fiscal 2015 due to insufficient cash flow available to the borrower to fund its loan obligations during the next two to three quarters. This relationship, which consists primarily of construction loans related to residential real estate development, has been in a workout status for several quarters and has been classified "substandard" since June 2014.  As of June 30, 2015, the complete relationship was analyzed for impairment.  As of such date, the relationship was deemed to have sufficient collateral and as a result, no impairment charge was required. Non-performing loans at June 30, 2015 consisted of five construction loans aggregating $8.0 million, 15 one-to four-family residential mortgage loans aggregating $3.5 million, one single-family residential investment property loan totaling $1.4 million and four commercial real estate loans aggregating $2.5 million.  At June 30, 2015, the Company had ten loans aggregating $8.3 million that were classified as troubled debt restructurings ("TDRs"). Four of such loans aggregating $6.7 million as of June 30, 2015 were classified as non-performing as a result of not achieving an adequate sustainable  long payment history, under the restructured terms, to justify returning the loans to performing (accrual) status as of June 30, 2015.  Two of these four loans totaling $4.4 million (which are part of the real estate development relationship discussed above) were designated TDRs during the June 2015 quarter due to the extension of their maturity dates.  As of June 30, 2015, the Company had reviewed $21.2 million of loans for possible impairment of which $15.3 million was deemed classified as substandard compared to $22.0 million reviewed for possible impairment and classified substandard as of September 30, 2014.

The allowance for loan losses totaled $2.7 million, or 0.8% of total loans and 17.3% of total non-performing loans at June 30, 2015 as compared to $2.4 million, or 0.8% of total loans and 41.2% of total non-performing loans at September 30, 2014.

Non-interest income amounted to $445,000 and $2.8 million for the three and nine month periods ended June 30, 2015, compared to $194,000 and $768,000, respectively, for the same periods in fiscal 2014.  The increases for the 2015 periods were primarily attributable to the $1.8 million and $231,000 of gain recognized on the sale of the Company's Center City branch office and Snyder branch office (which was closed prior to the sale), respectively, as well as the recognition of a $138,000 fiscal gain on the sale of a loan originated through a program operated by the Small Business Administration.

For the three and nine month periods ended June 30, 2015, non-interest expense increased $676,000 or 24.5% and $1.4 million or 15.9%, respectively, compared to the same periods in the prior fiscal year.  The primary reasons for the increases for the three and nine month periods ended June 30, 2015 were increases in salaries and employee benefits, primarily equity benefits, professional services and office occupancy expense, partially offset by a reduction of real estate owned expense.

For the three month period ended June 30, 2015, the Company recorded a tax benefit of $40,000, compared to a $227,000 tax expense for the same period in 2014. For the nine month period ended June 30, 2015, the Company recorded income tax expense of $86,000 as compared to $568,000 for the same period in fiscal 2014. The Company's tax obligation for both three and nine month periods in fiscal 2015 was greatly reduced due its ability to utilize its prior period capital loss carryforwards to offset the entire amount of the gains it recorded relating to the sale of its Center City and Snyder branch offices.

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, four of which are in Philadelphia, one is in Drexel Hill, Delaware County, Pennsylvania and the remaining branch is located in Chalfont, Bucks County, Pennsylvania.

This news release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At June 30,	At September 30,
	2015	2014
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$503,763	$525,483
Cash and cash equivalents	20,305	45,382
Investment and mortgage-backed securities:
Held-to-maturity	70,003	80,840
Available-for-sale	76,992	57,817
Loans receivable, net	317,487	321,063
Deposits	376,103	391,025
FHLB advances	-	340
Non-performing loans	15,451	5,880
Non-performing assets	15,451	6,240
Stockholders' equity	121,993	129,425
Full-service offices	7	7

	At or For the Three Months Ended June 30,		At or For the Nine Months Ended June 30,
	2015	2014	2015	2014
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,055	$4,136	$12,599	$12,290
Total interest expense	851	826	2,623	2,583
Net interest income	3,204	3,310	9,976	9,707
Provision for loan losses	210	-	585	-
Net interest income after provision for loan losses	2,994	3,310	9,391	9,707
Total non-interest income	445	194	2,783	768
Total non-interest expense	3,432	2,756	9,869	8,513
Income before income taxes	7	748	2,305	1,962
Income tax (benefit) expense	(40)	227	86	568
Net income	$47	$521	$2,219	$1,394
Basic earnings per share	$0.01	$0.06	$0.26	$0.15
Diluted earnings per share	$0.01	$0.06	$0.26	$0.15
Dividends paid per common share	$0.18	$0.03	$0.24	$0.03
Book value per share at end of period	$13.78	$13.56	$13.78	$13.56

Selected Operating Ratios(1):
Average yield on interest- earning assets	3.31%	3.36%	3.37%	3.26%
Average rate paid on interest-bearing liabilities	0.89%	0.87%	0.91%	0.89%
Average interest rate spread(2)	2.42%	2.49%	2.47%	2.35%
Net interest margin(2)	2.62%	2.69%	2.67%	2.57%
Average interest-earning assets to average interest-bearing liabilities	128.61%	129.53%	128.93%	130.19%
Net interest income after provision for loan losses to non-interest expense	87.24%	120.10%	95.16%	114.03%
Total non-interest expense to total average assets	2.67%	2.15%	2.53%	2.18%
Efficiency ratio(3)	94.05%	78.65%	77.35%	81.27%
Return on average assets	0.04%	0.41%	0.57%	0.36%
Return on average equity	0.15%	1.66%	2.31%	1.47%
Average equity to average total assets	24.81%	24.45%	24.60%	24.16%

	At or for the Three Months Ended June 30,			At or for the Nine Months Ended June 30,
	2015	2014		2015	2014
Asset Quality Ratios(4)(5)
Non-performing loans as a percentage of loans receivable, net(5)	4.87%	2.26%		4.87%	2.26%
Non-performing assets as a percentage of total assets(5)	3.07%	1.51%		3.07%	1.51%
Allowance for loan losses as a percentage of total loans	0.83%	0.67%		0.83%	0.67%
Allowance for loan losses as a percentage of non-performing loans	17.30%	30.04%		17.30%	30.04%
Net charge-offs to average loans receivable	0.16%	0.06%		0.21%	0.05%

Capital Ratios(4)
Tier 1 leverage ratio
Company	23.90%	25.32%		23.90%	25.32%
Bank	18.66%	17.82%		18.66%	17.82%
Tier I common (to risk-based capital) ratio
Company	52.64%	N/	A	52.64%	N/	A
Bank	41.11%	N/	A	41.11%	N/	A
Tier 1 leverage (to risk-based capital) ratio
Company	52.92%	54.27%		52.92%	54.27%
Bank	41.40%	38.25%		41.40%	38.25%
Total risk-based capital ratio
Company	54.14%	55.18%		54.14%	55.18%
Bank	42.62%	39.16%		42.62%	39.16%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings ("TDR") due to being recently restructured and placed on non-accrual in connection with such restructuring. The TDRs in most cases are performing in accordance with their restructured terms. It is the Company's policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.